Filed pursuant to Rule 424(b)(3)

Registration No. 333-292761

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated May 14, 2026)

UNITED HEALTH PRODUCTS, INC.

25,669,288 Shares of Common Stock for Resale by the Selling Security Holder

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus dated May 14, 2026 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-292761), as amended, declared effective by the Securities and Exchange Commission on May 14, 2026.

Specifically, this Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2026, filed with the Securities and Exchange Commission on August 14, 2026 (the “10-Q”). Accordingly, we have included such information in and attached the 10-Q to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our common stock is currently quoted on the OTCQB, under the stock symbol “UEEC”.

On August 14, 2026, the last price per share that our common stock was quoted on the OTCQB was $0.044 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 11 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 17, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2026

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________ to ____________

Commission file number: 000-27781

UNITED HEALTH PRODUCTS, INC.
(Exact name of Company as specified in its charter)

Nevada	84-1517723
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

320 Boston Post Road, Suite 180 Darien, CT	06840
(Address of Company’s principal executive offices)	(Zip Code)

(475) 755-1005

(Company’s telephone number, including area code)

Previous Address

520 Fellowship Road, Suite D-406, Mt. Laurel, NJ 08054

Securities registered pursuant to Section 12 (b) of the Act: None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. Yes ☒     No ☐

Indicate by checkmark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T during the 12 preceding months (or such shorter period that the registrant was required to submit such file). Yes ☒     No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated Filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐     No ☒

The number of shares issued and outstanding of the Registrant’s Common Stock, as of August 14, 2026 was 262,685,588.

UNITED HEALTH PRODUCTS, INC.

FORM 10-Q QUARTERLY REPORT

2

UNITED HEALTH PRODUCTS, INC.

Condensed Balance Sheets

	June 30,	December 31,
	2026	2025
	(Unaudited)	(Restated)
ASSETS
Current Assets
Cash and cash equivalents	$24,495	$65,249
Prepaid and other current assets	40,169	40,143
Total current assets	64,664	105,392

Deferred offering costs	161,046	169,582
Operating lease right-of-use asset	-	14,574
Security deposit	-	2,850
Patents, net	22,275	24,300

TOTAL ASSETS	$247,985	$316,698

Current Liabilities
Accounts payable and accrued expenses	$1,355,199	$1,160,776
Accrued liabilities - related parties	310,498	255,573
Accrued compensation	541,067	699,767
Operating lease liability - current	-	15,157
Notes payable	80,924	-
Convertible notes payable – related party, net of debt discount	500,000	500,000
Convertible notes payable, net of debt discount	1,247,804	1,279,149
Derivative liabilities	152,742	141,248
Total current liabilities	4,188,234	4,051,670

Notes payable – related party, long-term, net of debt discount	502,567	250,000
TOTAL LIABILITIES	4,690,801	4,301,670

Commitments and Contingencies	-	-

Stockholders’ Deficit
Series A Convertible Preferred Stock - $0.001 par value, 1,000,000 shares Authorized and 0 shares issued and outstanding	-	-
Common Stock - $0.001 par value, 300,000,000 shares Authorized, 261,585,588 and 258,690,253 shares issued and outstanding at June 30, 2026 and December 31, 2025	261,585	258,690
Additional Paid-In Capital	77,374,393	77,235,150
Accumulated Deficit	(82,078,794)	(81,478,812)
Total Stockholders’ Deficit	(4,442,816)	(3,984,972)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$247,985	$316,698

See notes to unaudited condensed financial statements.

3

UNITED HEALTH PRODUCTS, INC.

Condensed Statements of Operations

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
				(Restated)
Revenues	$-	$-	$-	$-

Operating Costs and Expenses
Selling, general and administrative expenses	162,998	187,373	416,017	1,560,338
Research and development	3,852	80,983	16,414	204,704
Total Operating Expenses	166,850	268,356	432,431	1,765,042

Loss from Operations	(166,850)	(268,356)	(432,431)	(1,765,042)

Other Income (Expenses)
Interest expense	(50,456)	(25,100)	(98,565)	(45,812)
Interest expense – related party	(32,936)	(21,731)	(57,492)	(43,462)
Gain (loss) on derivative liabilities	(33,898)	-	(11,494)	-
Total Other Income (Expenses)	(117,290)	(46,831)	(167,551)	(89,274)

Net Loss	$(284,140)	$(315,187)	$(599,982)	$(1,854,316)

Net Loss per Common Share:
Basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.01)

Weighted average number of shares outstanding	260,040,591	257,139,815	259,369,152	255,684,472

See notes to unaudited condensed financial statements.

4

UNITED HEALTH PRODUCTS, INC

Condensed Statement of Stockholders’ Deficiency

Three and Six Months Ended June 30, 2026 and June 30, 2025

(Unaudited)

			Additional
	Common Stock		Paid-in	Subscription	Accumulated
	Shares	Amount	Capital	Receivable	Deficit	Total

Balance at December 31, 2024 (Restated)	252,408,222	$252,408	$76,004,704	$-	$(78,715,858)	$(2,458,746)

Vesting of restricted stock	4,725,000	4,725	1,115,400	-	-	1,120,125

Net Loss (Restated)	-	-	-	-	(1,539,129)	(1,539,129)

Balance at March 31, 2025 (Restated)	257,133,222	257,133	77,120,104	-	(80,254,987)	(2,877,750)

Common stock issued for a stock subscription receivable	200,000	200	16,370	(16,570)	-	-

Net Loss	-	-	-	-	(315,187)	(315,187)

Balance at June 30, 2025 (Restated)	257,333,222	$257,333	$77,136,474	$(16,570)	$(80,570,174)	$(3,192,937)

			Additional
	Common Stock		Paid-in	Subscription	Accumulated
	Shares	Amount	Capital	Receivable	Deficit	Total

Balance at December 31, 2025 (Restated)	258,690,253	$258,690	$77,235,150	$-	$(81,478,812)	$(3,984,972)
9
Net Loss	-	-	-	-	(315,842)	(315,842)

Balance at March 31, 2026 (Restated)	258,690,253	258,690	77,235,150	-	(81,794,654)	(4,300,814)

Common stock issued for conversion of convertible note payable	895,335	895	49,105	-	-	50,000

Sale of common stock	2,000,000	2,000	98,674	-	-	100,674

Amortization of deferred offering cost	-	-	(8,536)	-	-	(8,536)

Net Loss	-	-	-	-	(284,140)	(284,140)

Balance at June 30, 2026	261,585,588	$261,585	$77,374,393	$-	$(82,078,794)	$(4,442,816)

See notes to unaudited condensed financial statements.

5

UNITED HEALTH PRODUCTS, INC.

Condensed Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
	2026	2025
		(Restated)
Cash Flows from Operating Activities:
Net (Loss)	$(599,982)	$(1,854,316)
Adjustments to Reconcile Net (Loss) to Net Cash Used In Operating Activities:
Stock for services and compensation	-	1,120,125
Amortization expense	2,025	2,025
Amortization of right-of-use asset	(583)	(110)
Amortization of debt discount	21,222	-
(Gain) loss on derivative liabilities	11,494	-
Security deposit used for rent	2,850	-
Changes in assets and liabilities:
Prepaid and other current assets	(26)	1,914
Accounts payable and accrued expenses	194,423	133,004
Accrued liabilities – related party	54,925	43,462
Accrued compensation	91,300	95,238
Net Cash Used In Operating Activities	(222,352)	(458,658)

Cash Flows from Investing Activities:
Net Cash Used in Investing Activities	-	-

Cash Flows from Financing Activities:
Proceeds from convertible notes payable	-	290,000
Advances from related party	-	20,000
Repayment of advance from related party	-	(20,000)
Proceeds from sale of common stock	100,674	-
Proceeds from notes payable	96,250	-
Repayments of note payable	(15,326)	-
Net Cash Provided by Financing Activities	181,598	290,000

Increase (Decrease) in Cash and Cash Equivalents	(40,754)	(168,658)
Cash and Cash Equivalents – Beginning of period	65,249	168,883

CASH AND CASH EQUIVALENTS – END OF PERIOD	$24,495	$225

Supplemental cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-cash Investing & Financing Activities:
Accrued compensation converted to notes payable – related party	$250,000	-
Common stock issued for conversion of convertible notes	$50,000	$-
Amortization of deferred offering cost	$8,536	$-
OID on promissory note – related party	$27,778	$-
Common stock issued for subscription receivable	$-	$16,570

See notes to unaudited condensed financial statements.

6

UNITED HEALTH PRODUCTS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

FOR THE QUARTERS ENDED JUNE 30, 2026 AND 2025

(Unaudited)

Note 1. Organization and Basis of Preparation

United Health Products, Inc. (the “Company”) develops, manufactures, and markets a patented hemostatic gauze for the healthcare and wound care sectors. Our gauze product, CelluSTAT® (formerly branded as HemoStyp), is derived from cotton and designed to absorb exudate/drainage from superficial wounds and help control bleeding. We are in the process of seeking regulatory approval to sell our hemostatic gauze product line into the U.S. Class III human surgical markets.

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), including the instructions to Form 10-Q and Regulation S-X. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), have been condensed or omitted from these statements pursuant to such rules and regulations and, accordingly, they do not include all the information and notes necessary for comprehensive financial statements and should be read in conjunction with our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on April 15, 2026.

In the opinion of management, all adjustments, which are of a normal recurring nature, considered necessary for the fair presentation of financial statements for the interim period, have been included.

Note 2. Significant Accounting Policies

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred recurring net losses, negative working capital and operations have not provided cash flows. Additionally, the Company does not currently have sufficient revenue producing operations to cover its operating expenses and meet its current obligations. In view of these matters, there is substantial doubt about the Company’s ability to continue as a going concern. The Company intends to finance its future development activities and its working capital needs largely from the sale of equity securities with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements. The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Cash and Cash Equivalents

The Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

7

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reported period. Changes in the economic environment, financial markets, as well as in the healthcare industry, and any other parameters used in determining these estimates, could cause actual results to differ.

Fair Value Measurements

Accounting principles generally accepted in the United States define fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Additionally, the inputs used to measure fair value are prioritized based on a three-level hierarchy. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than quoted prices included in Level 1. We value assets and liabilities included in this level using dealer and broker quotations, bid prices, quoted prices for similar assets and liabilities in active markets, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

 If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level of input that is significant to the fair value measurement of the instrument.

The following table provides a summary of the fair value of the Company’s derivative liabilities as of June 30, 2026 and December 31, 2025:

	Fair value measurements on a recurring basis
	Level 1	Level 2	Level 3
As of June 30, 2026:
Liabilities
Derivative liabilities	$-	$-	$152,742

As of December 31, 2025:
Liabilities
Derivative liabilities	$-	$-	$141,248

Warrants:The Company accounts for common stock warrants in accordance with applicable accounting guidance provided in ASC 480 Distinguishing Liabilities from Equity and ASC 815 Derivatives and Hedging, as either derivative liabilities or as equity instruments depending on the specific terms of the warrant agreement. The warrants classified within equity are indexed to the Company’s common stock, provide for settlement in a fixed number of registered or unregistered shares for a fixed exercise price, and are freestanding equity instruments. Accordingly, they meet the criteria for equity classification under ASC 815-40 and are not subject to remeasurement in future periods. For warrants classified as equity instruments, the Company applies the Black Scholes model and expenses the fair value as financing costs. For warrants classified as derivative financial instruments, the Company applies the Black Scholes model to value the warrants.

8

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the sale of its CelluSTAT product by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

The Company receives orders for its CelluSTAT products directly from its customers. Revenues are recognized based on the agreed upon sales or transaction price with the customer when control of the promised goods are transferred to the customer. The transfer of goods to the customer and satisfaction of the Company’s performance obligation will occur either at the time when products are shipped or when the products arrive and are received by the customer. No discounts are currently offered by the Company. The Company does not provide an estimate for returns as there is no anticipation for any returns in the normal course of business.

Trade Accounts Receivable and Concentration Risk

The Company records accounts receivable at the invoiced amount and does not charge interest. The Company reviews the accounts receivable by amounts due from customers which are past due to identify specific customers with known disputes or collectability issues. In determining the amount of the reserve, the Company makes judgments about the creditworthiness of significant customers based on ongoing credit evaluations. The Company will also maintain a sales allowance to reserve for potential credits issued to customers. The Company will determine the amount of the reserve based on historical credits issued

There were no provisions for doubtful accounts recorded at June 30, 2026 and December 31, 2025. The Company recorded $0 in bad debt expense for the six month periods ended June 30, 2026 and 2025.

Stock Based Compensation

The Company accounts for stock-based compensation under the provisions of ASC 718, Compensation-Stock Compensation. Stock-based compensation expense for employees and non-employees is measured at the grant date fair value. Stock-based compensation for all stock-based awards to employees and directors is recognized as an expense over the requisite service period, which is generally the vesting period.

Per Share Information

Basic earnings per share are calculated using the weighted average number of common shares outstanding for the period presented. Diluted earnings per share is computed using the weighted-average number of common shares and, if dilutive, potential common shares outstanding during the period. The dilutive effect of potential common shares is not reflected in diluted earnings per share because the Company incurred net losses for the six months ended June 30, 2026 and 2025 and the effect of including these potential common shares in the net loss per share calculations would be anti-dilutive.

The total potential common shares as of June 30, 2026 included 40,315,000 of restricted stock units (RSU), 18,583,955 shares for convertible notes payable – related parties, accounted for as stock settled debt, 34,914,459 shares for convertible notes payable, accounted for as stock settled debt, and 3,896,821 shares for warrants. The total potential common shares as of June 30, 2025 include 40,315,000 of restricted stock units, 9,795,202 shares for convertible notes payable related parties, accounted for as stock settled debt, 14,942,025 shares for convertible notes payable, accounted for as stock settled debt, and 412,500 shares for warrants. The increase in potential shares for stock settlement on convertible notes payable – related parties and convertible notes payable reflects accrued interest and adjustments to the conversion price per the terms of the notes.

The Company has elected to sequence its freestanding equity instruments based on inception date in reverse chronological order to determine the sufficiency of authorized shares available for issuance. As of June 30, 2026, the Company determined that there are sufficient authorized shares for issuance as our restricted stock units are not likely to vest prior to December 31, 2026, due to the various performance conditions within the restricted stock unit agreements.

9

Patents

Patents are stated on the balance sheet at cost. Costs, such as filing fees with patent granting agencies and legal fees directly relating to those filings, incurred to file patent applications were capitalized when the Company believed that there was a high likelihood that the patent would be issued and there would be future economic benefit associated with the patent. These costs were amortized from the date of the patent application on a straight-line basis over the estimated useful life of 10 years. All costs associated with any abandoned patent applications are expensed.

Accumulated amortization as of June 30, 2026 and December 31, 2025 was $18,225 and $16,200, respectively. Amortization expense for the six months ended June 30, 2026 and 2025 was $2,025 and $2,025, respectively.

Future Amortization Expense

Year	Amount
2026	$2,025
2027	4,050
2028	4,050
2029	4,050
2030	4,050
Thereafter	4,050
$22,275

Impairment of Long-lived Assets

The Company applies the provisions of ASC 360, Property, Plant and Equipment, where applicable to all long-lived assets. ASC 360 addresses accounting and reporting for impairment and disposal of long-lived assets. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with ASC 360. ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

When equipment is sold or retired, the related cost and accumulated depreciation or amortization are removed from the accounts and any gain or loss is included in the results of operations. During the six months ended June 30, 2026 and 2025, the Company determined no impairment was required.

10

Deferred Offering Costs

Deferred offering costs represent specific incremental costs directly attributable to the offering of securities. The deferred offering costs are recorded as an offset to additional paid-in capital and charged against proceeds received based on expected proceeds. The Company had $161,046 and $169,582 in deferred offering costs as of June 30, 2026 and December 31, 2025.

Advertising and Marketing Costs

Advertising and marketing expenses are expensed as incurred. The Company incurred $56,804 and $69,416 in advertising and marketing costs during the six months ended June 30, 2026 and 2025, respectively.

Shipping and Handling Costs

The Company includes shipping and handling cost as part of cost of goods sold.

Research and Development

The Company charges research and development costs to expenses when incurred. The Company incurred $16,414 and $204,704 in research and development expenses during the six months ended June 30, 2026 and 2025, respectively.

Segment Reporting

United Health Products, Inc. operates as a single operating segment, focusing on the development and commercialization of medical devices, particularly its patented hemostatic gauze, CelluSTAT™.

The accounting policies of the operating segment are the same as those described in the summary of significant accounting policies. The Company’s chief operating decision maker (“CODM”) is the Chief Executive Officer. The CODM assesses performance for the segment and decides how to allocate resources based on net income (loss) that is reported on the income statement. The measure of segment assets is reported on the balance sheet as total assets.

As the Company did not generate revenues in the current period, the CODM assessed Company performance through the achievement of target identification goals. In addition to the Company's Statement of Operations, the CODM regularly works with the Principal Financial Officer to develop budgeted and forecasted expense information which is used to determine the Company's liquidity needs and cash allocation.

Leases

The Company follows the provisions of ASC 842, and records right-of-use (“ROU”) assets and lease obligations for its operating leases, which are initially recognized based on the discounted future lease payments over the term of the lease. If the rate implicit in the Company's leases is not readily determinable, the Company's applicable incremental borrowing rate is used in calculating the present value of the sum of the lease payments.

The lease term is defined as the non-cancelable period of the lease plus any options to extend or terminate the lease when it is reasonably certain that the Company will exercise the option. The Company has elected not to recognize ROU asset and lease obligations for its short-term leases, which are defined as leases with an initial term of 12 months or less.

New and Recently Adopted Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires incremental disclosures about specific expense categories, including but not limited to, purchases of inventory, employee compensation, depreciation, amortization and selling expenses. The amendments are effective for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted and the amendments may be applied either prospectively or retrospectively. The Company is currently evaluating this ASU to determine its impact on the Company's disclosures. The amendments only impact disclosures and are not expected to have an impact on the Company's financial condition and results of operations.

The Company considers all new pronouncements and management has determined that there have been no recently adopted or issued accounting standards that had or will have a material impact on its financial statements.

11

Note 3. Related Party Transactions

Convertible notes payable - related parties

As of June 30, 2026 and December 31, 2025, convertible notes payable – related parties (net of debt discount) totaled $500,000 and $500,000, respectively.

During the year ended December 31, 2022, Brian Thom, the Company’s Chief Executive Officer, converted $372,000 of a loan payable balance to a convertible note payable. The unpaid accrued interest on the loan payable was transferred to the convertible note payable. The note had an interest rate of 10%, an original issue discount (“OID”) of 7% and had a maturity date of December 31, 2023. At the option of the holder, the note is convertible into common stock of the Company at $0.35 per share. In the event the Company issues any shares of common stock before the maturity date at a price that is lower than $0.35 per share, the conversion price shall be reduced to equal such lower issue price per share. The Company recorded $28,000 of a debt discount related to the OID. As of June 30, 2026 and December 31, 2025, the remaining unamortized debt discount was $0 and $0, respectively. Accrued interest associated with the note was $249,061 and $209,447 as of June 30, 2026 and December 31, 2025, respectively.

During the year ended December 31, 2022, Robert Denser, a Director of the Company, loaned the Company $93,000 through a convertible note. The note had an interest rate of 10%, an OID of 7% and had a maturity date of December 31, 2023. At the option of the holder, the note is convertible into common stock of the Company at $0.35 per share. In the event the Company issues any shares of common stock before the maturity date at a price that is lower than $0.35 per share, the conversion price shall be reduced to equal such lower issue price per share. The Company recorded $7,000 of a debt discount related to the OID. As of June 30, 2026 and December 31, 2025, the remaining unamortized debt discount was $0 and $0, respectively. Accrued interest associated with the note was $55,624 and $46,126 as of June 30, 2026 and December 31, 2025, respectively.

On December 15, 2023, the Company entered into amendments on the above convertible notes, which extended the maturity date to December 31, 2024 and increased the interest rate from 10% to 13%, effective January 1, 2024. On December 20, 2024, the Company entered into amendments on the above convertible notes, which extended the maturity date to December 31, 2026.

Interest expense – related party on the above convertible notes payable was $24,556 and $21,731 during the three months ended June 30, 2026 and 2025, respectively. Interest expense – related party on the above convertible notes payable was $49,112 and $43,462 during the six months ended June 30, 2026 and 2025, respectively. Accrued interest – related party due to these convertible notes was $304,685 and $255,573, as of June 30, 2026 and December 31, 2025, respectively and has been recorded in accrued liabilities – related parties on the balance sheet.

Note payable – related parties

During the year ended December 31, 2025, the Company’s Chief Executive Officer (CEO) advanced the Company $250,000 to secure a private investment, which is unsecured and non-interest bearing. This note payable was to be repaid from the proceeds of a private investment. In the event that the private investment or similar investment is not completed within 120 days of the execution of this note payable, then the CEO may, at his discretion, demand that the Company commit to apply not less than 25% of the net proceeds of any external capital raising activity (including but not limited to equity placements under any Equity Line of Credit then in effect) towards the repayment of the note payable until it is repaid in full. Any unpaid amounts under this note payable shall be due and payable upon the closing of a sale of all, or substantially, all of the assets of the Company. In addition, any amounts under this note payable unpaid on the seventh (7th) anniversary shall be due and payable one hundred twenty (120) days following demand for payment. As of June 30, 2026, the remaining principal balance due was $250,000.

During the six months ended June 30, 2026, our CEO converted $250,000 of accrued compensation into a promissory note of $277,778. The note has an interest rate of 15%, an original issue discount (“OID”) of 10% and has a maturity date of December 31, 2027. The Company recorded $27,778 of a debt discount related to the OID. As of June 30, 2026 and December 31, 2025, the remaining unamortized debt discount was $25,211 and $0, respectively.

Interest expense – related party on the above notes payable was $8,380 (including $2,567 of debt discount amortization related to the OID) and $0 during the three and six months ended June 30, 2026 and 2025, respectively. Accrued interest – related party due to these notes payable was $5,813 and $0, as of June 30, 2026 and December 31, 2025, respectively and has been recorded in accrued liabilities – related parties on the balance sheet.

The following represents the future aggregate maturities as of June 30, 2026 of the Company’s Note payable – related party:

Amount
2027	$252,567
2028	-
2029	-
2030	-
2031	-
Thereafter	250,000
Total	$502,567

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Note 4. Convertible Notes

During the year ended December 31, 2022, the Company issued a $100,000 convertible note and a $107,500 convertible note and received total proceeds of $192,975. The notes had an interest rate of 10%, an OID of 7% and had a maturity date of December 31, 2023. At the option of the holder, the notes are convertible into common stock of the Company at $0.35 per share. In the event the Company issues any shares of common stock before the maturity date at a price that is lower than $0.35 per share, the conversion price shall be reduced to equal such lower issue price per share. The Company recorded $14,525 of a debt discount related to the OID. As of June 30, 2026 and December 31, 2025, the remaining unamortized debt discount was $0 and $0, respectively.

On December 15, 2023, the Company entered into amendments on the above convertible notes, which extended the maturity dates to December 31, 2024 and increased the interest rates from 10% to 13%, effective January 1, 2024. On December 20, 2024, the Company entered into amendments to the aforementioned convertible notes, which extended the maturity dates to December 31, 2026.

During the year ended December 31, 2024, the Company issued a $350,000 convertible note and received total proceeds of $200,000. The remaining $150,000 was rolled from a promissory note with this third-party lender (see Note 5). The note has an interest rate of 13% and a maturity date of December 31, 2026. At the option of the holder, the note is convertible into common stock of the Company at $0.05 per share. In the event the Company issues any shares of common stock before the maturity date at a price that is lower than $0.05 per share, the conversion price shall be reduced to equal such lower issue price per share.

On October 7, 2025, the Company entered into a $100,000 convertible promissory note with a third-party lender, which carried an interest rate of 13% and had a maturity date of 60 days. At the option of the holder, the note is convertible into common stock of the Company at a conversion price of $0.085 per share. In the event the Company issues any shares of common stock before the maturity date at a price that is lower than $0.085 per share, the conversion price shall be reduced to equal such lower issue price per share. The Company entered into subsequent amendments to this promissory note, which extended the maturity date to July 31, 2026.

During the year ended December 31, 2025, the Company issued $320,000 of convertible notes. The notes have an interest rate of 13% and a maturity of December 31, 2026. At the option of the holder, the notes are convertible into common stock of the Company between $0.12 and $0.085 per share. In the event the Company issues any shares of common stock before the maturity date at a price that is lower than $0.12 and $0.085 per share, the conversion price shall be reduced to equal such lower issue price per share. During the year ended December 31, 2025, $50,000 of these convertible notes and $3,295 of accrued interest was converted into shares of the Company’s common stock (see Note 6).

During the year ended December 31, 2025, the Company issued a $289,267 convertible note and received total proceeds of $250,000. The discount note had an interest rate of 0%, an OID of 14% and a maturity date of December 31, 2026. The note is convertible into common stock of the Company at $0.06 per share. In the event the Company issues any shares of common stock before the maturity date at a price that is lower than $0.06 per share, the conversion price shall be reduced to equal such lower issue price per share. The Company recorded $39,267 of a debt discount related to the OID. As of June 30, 2026 and December 31, 2025, the remaining unamortized debt discount was $18,963 and $37,618, respectively. During the quarter ending June 30, 2026, $50,000 of this convertible note was converted into shares of the Company’s common stock (see Note 6).

Interest expense on the above convertible notes payable was $48,212 (including $9,379 of debt discount amortization related to the OID) and $25,100 (including $0 of debt discount amortization related to the OID) during the three months ended June 30, 2026 and 2025, respectively. Interest expense on the above convertible notes payable was $96,321 (including $18,654 of debt discount amortization related to the OID) and $45,812 (including $0 of debt discount amortization related to the OID) during the six months ended June 30, 2026 and 2025, respectively. Accrued interest as of June 30, 2026 and December 31, 2025 was $245,029 and $167,411, respectively, and has been recorded in accounts payable and accrued expenses on the balance sheet.

The Company treats the above convertible notes as stock settled debt in accordance with ASC 480, “Distinguishing Liabilities from Equity” and measures the fair value of the notes at the time of issuance. As the fair value of the notes was not materially different than their face value, no discount was recorded. The conversion features are not considered freestanding equity instruments.

Note 5. Notes Payable

On August 5, 2024, the Company entered into a $150,000 promissory note with a third-party lender, which was non-interest bearing and had a maturity date of 60 days. On October 28, 2024, the Company entered into an amendment to this promissory note, which extended the maturity date to 120 days. On December 16, 2024, the Company rolled the $150,000 promissory note into a convertible note agreement with this third-party lender (see Note 4), leaving a $0 principal balance on the promissory note.

On January 9, 2026, the Company entered into a $26,250 promissory note with a third-party lender, which is payable in nine monthly installments of $3,065, has an interest rate of 12.5% and a maturity date of October 9, 2026. As of June 30, 2026, there was $10,924 principal balance on the promissory note included in notes payable on the balance sheet and no interest expense recorded.

On April 13, 2026, the Company entered into a $70,000 promissory note with a third-party lender, which carried an interest rate of 15% and a maturity date of July 31, 2026. As of June 30, 2026, there was $70,000 principal on the promissory note included in notes payable on the balance sheet and $2,244 of accrued interest.

Interest expense on the above notes payable was $2,244 and $0 during the three and six months ended June 30, 2026 and 2025, respectively.

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Note 6. Common Stock

Share issuances 2025

During the six months ended June 30, 2025, the Company had the following common stock transactions:

•

200,000 shares of common stock were sold to White Lion for proceeds of $16,570, net of legal and administrative fees of $600, under the Company’s common stock purchase agreement with White Lion, which were received in July 2025 and is shown as a subscription receivable in the balance sheet as of June 30, 2025.

Share issuances 2026

During the six months ended June 30, 2026, the Company had the following common stock transactions:

•

2,000,000 shares of common stock were sold to Alumni Capital for proceeds of $100,674, net of legal and administrative fees of $2,400, under the Company’s any market purchase agreement with Alumni Capital.

•	895,335 shares of common stock were issued due to the conversion of convertible notes payable and accrued interest thereon of $50,000.

White Lion Common Stock Purchase Agreement (CSPA)

On June 20, 2024, the Company and White Lion amended the CSPA (the “Second Amendment”) to provide that the purchase price to be paid by White Lion for shares of the Company’s common stock pursuant to the CSPA equals the lower of: (i) 93% of the volume-weighted average price of the Company’s common stock during a period of five consecutive trading days following the Company’s exercise of its right to sell shares (or 95% of that volume-weighted average price if the Company’s common stock is trading on a national exchange), or (ii) the closing price of the common stock on the day the Company exercises its right to sell shares, subject to a floor price of $0.25 per share. The Second Amendment further provides that if the Company issues a share price purchase notice at a time that the Company’s common stock is trading below the floor price and White Lion waives the floor price condition, the purchase price to be paid by White Lion for such shares shall equal 90% multiplied by the lower of the (i) three lowest volume-weighted average price of the Company’s common stock during a period of five consecutive trading days following the Company’s exercise of its right to sell shares, or (ii) most recent closing price of the Company’s common stock prior to White Lion’s receipt of a share price purchase notice.

On June 26, 2024, the Company filed a registration statement on Form S-1 to register for resale an additional 15,000,000 common shares related to CSPA. The Company's S-1 registration statement was declared effective by the SEC on July 29, 2024. White Lion’s commitment obligation under the CSPA expired in October 2025.

Alumni Any Market Purchase Agreement

On December 16, 2025, the Company entered into an Any Market Purchase Agreement (“AMPA”) with Alumni Capital, LP (“Alumni”). Pursuant to the AMPA, the Company had the right, but not the obligation, to require Alumni to purchase up to $4,000,000 of the Company’s common stock, subject to certain limitations and conditions set forth in the AMPA. The Company was required to register the resale of the shares issuable to Alumni under the AMPA with the SEC as a condition to requesting that Alumni purchase shares. On January 15, 2026, the Company filed a registration statement on Form S-1 to register for resale up to 25,669,288 common shares, which included shares issuable to Alumni upon exercise of commitment warrants and upon conversion of convertible notes purchased by Alumni under a separate agreement (see Note 4). The Company’s S-1 registration statement was declared effective by the SEC on January 30, 2026. As of August 14, 2026 the Company has issued 2,895,335 shares to Alumni under the AMPA.

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Restricted stock units

As of June 30, 2026 and December 31, 2025, the Company has 40,315,000 and 40,315,000 restricted stock units (RSU) outstanding, respectively. The RSU’s are subject to certain conditions and shall vest upon the achievement of certain Company objectives and milestones (referred to in the RSU Agreements as Covered Transactions or Triggering Events).

During the six months ended June 30, 2025, the Company terminated the services of one of its consultants who had an RSU agreement in place. Per the RSU agreement, all of the unvested RSU’s owed to the consultant vested immediately upon termination of services. This resulted in 975,000 RSU’s vesting and $692,250 of stock-based compensation being recorded which was the fair value of the shares on the original grant date of the RSU agreement.

During the six months ended June 30, 2025, the Board of Directors approved an amendment to a consultant’s RSU agreement. The amendment resulted in 3,750,000 of RSU’s vesting during the current period and the remaining 2,750,000 vesting upon achievement of certain Company objectives and milestones. Per ASC 718-20-35, the change in vesting conditions resulted in a modification of the stock-based compensation awards. The modification is considered a Type III modification as described in ASC 718-20-55 and resulted in recording $427,875 of stock-based compensation expense which was the fair value of the shares on the date of the modification.

During the year ended December 31, 2025, an officer of the Company resigned from his position. This officer had an RSU agreement in place. Per the RSU agreement, all of the unvested RSU’s owed to the officer cancelled immediately upon resignation. This resulted in the cancelation of 1,125,000 RSU’s and $0 stock-based compensation being recorded.

Management is unable to predict if or when a Covered Transaction or Triggering Event under the RSU Agreements governing the restricted stock units will occur and as of June 30, 2026, there was $18,834,405 of unrecognized compensation cost related to unvested restricted stock unit awards.

Activity related to our restricted stock units during the six months ended June 30, 2026 was as follows:

Weighted
Average
Grant
	Number of	Date Fair
	Units	Value
Total awards outstanding at December 31, 2025	40,315,000	$0.52
Units granted	-	$-
Units Exercised/Released	-	$-
Units Cancelled/Forfeited	-	$-
Total awards outstanding at June 30, 2026	40,315,000	$0.52

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Warrants

During the year ended December 31, 2024, the Company issued 412,500 warrants related to the sale of 825,000 units. The Company valued the common stock and warrants issued in the sale of the units using the relative fair value method. The warrants have a value of $5,990 and was recorded in additional paid-in capital.

During the year ended December 31, 2025, the Company issued 3,484,321 commitment warrants. The Company valued the commitment warrants using the Black Scholes model. The warrants were initially valued at $169,582 and recorded as a derivative liability.

The Company analyzed the 2025 commitment warrants under ASC 480 Distinguishing Liabilities from Equity and ASC 815 Derivatives and Hedging and concluded that they meet the definition of a liability under ASC 480-10-25. Upon the occurrence of a qualifying Fundamental Transaction, the holder may require the Company to settle the warrant for cash. This feature represents a potential obligation to transfer assets upon an event that is not solely within the Company’s control and therefore constitutes an obligation that is economically equivalent to a written put on the Company’s own equity. The fair value of the derivative liability associated with the commitment warrants is summarized as follows:

December 31, 2025	$141,248
Change in fair value	11,494
Balance at June 30, 2026	$152,742

 Activity related to our warrants during the six months ended June 30, 2026 was as follows:

	Number of Warrants	Weighted Average Exercise Price
Total warrants outstanding at December 31, 2025	3,896,821	$0.08
Granted	-	$-
Exercised	-	$-
Cancelled/Forfeited	-	$-
Total warrants outstanding at June 30, 2026	3,896,821	$0.08

 The fair value of each warrant on the date of grant is estimated using the Black-Scholes valuation model. The following weighted-average assumptions were used for the warrants granted during the year ended December 31, 2025:

Year Ended
December 31,
2025
Exercise price	$0.07
Expected term	5 year
Expected average volatility	104.69%
Expected dividend yield	-
Risk-free interest rate	3.73%

Warrants Outstanding			Warrants Exercisable
	Weighted Average
Number Warrants	Remaining Contractual	Weighted Average	Number	Weighted Average
	life (in years)	Exercise Price	of Shares	Exercise Price
412,500	0.50	$0.14	412,500	$0.14
3,484,321	4.46	$0.07	3,484,321	$0.07

Aggregate intrinsic value is the sum of the amounts by which the quoted market price of the Company’s stock exceeded the exercise price of the warrants at June 30, 2026. As of June 30, 2026, the aggregate intrinsic value of warrants outstanding was approximately $0.

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Note 7. Leases

In May 2023, the Company entered into 36-month operating lease, which provides for approximately 1,800 square feet of office space, that commenced on June 1, 2023 and ended on May 31, 2026. The lease required a $2,850 security deposit and monthly lease payments are $2,850 the first year of the lease, $2,964 the second year and $3,082 the third year. The Company or landlord may terminate the lease at the expiration date by giving to the other party written notice at least ninety (90) days prior to the expiration date. The lease may be renewed for a term of one (1) year. The lease was terminated on May 31, 2026 and the security deposit was applied to the rent balance outstanding.

Operating lease right-of-use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. On the commencement date of the lease, the Company recorded $92,425 related to the ROU asset and lease liability.

The components of lease expense and supplemental cash flow information related to the lease for the period are as follows:

	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
Lease Cost
Operating lease cost (included in general and administrative in the Company’s statement of operations)	$14,595	$15,508

Other Information
Cash paid for amounts included in the measurement of lease liabilities for the six months ended June 30, 2026 and 2025	$-	$15,504
Weighted average remaining lease term – operating leases (in years)	0.0 years	.92 years
Average discount rate – operating lease	10%	10%

The supplemental balance sheet information related to leases for the period is as follows:

	At June 30, 2026	At December 31, 2025
Operating leases
Remaining right-of-use assets	$-	$14,574

Short-term operating lease liabilities	$-	$15,157
Long-term operating lease liabilities	$-	$-
Total operating lease liabilities	$-	$15,157

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Note 8. Revision of Previously Issued Financial Statements for Correction of Immaterial Errors

During the preparation of the Company’s condensed financial statements for the three and six months ended June 30, 2026, the Company identified invoices from a single vendor totaling $108,521 that had not been recorded in the periods in which the related services were received. Of this amount, $14,915 related to the year ended December 31, 2024 and $93,606 related to the year ended December 31, 2025.

The errors resulted in an understatement of accounts payable and accrued expenses and accumulated deficit at December 31, 2025 and an understatement of operating expenses and net loss in the applicable prior periods.

The Company evaluated the errors individually and, in the aggregate, considering both quantitative and qualitative factors, and concluded that the errors were not material to any of the previously issued annual or interim financial statements. However, the Company determined that recording the entire cumulative correction as an expense during the three or six months ended June 30, 2026 would materially misstate the Company’s current-period results. Accordingly, the Company has revised the applicable prior-period amounts presented in these condensed financial statements. The revisions did not affect revenue, cash balances, or net cash used in operating activities.

In accordance with ASC 250, Accounting Changes and Error Corrections, the Company has corrected this error by restating the comparative financial statements for the prior period presented herein. The effects of the revisions on the Company’s previously reported condensed financial statements are summarized below.

Condensed Balance Sheet

December 31, 2025	As Previously Reported	Adjustment	As Restated
Accounts payable and accrued expenses	$1,052,255	$108,521	$1,160,776
Total current liabilities	3,943,149	108,521	4,051,670
Total liabilities	4,193,149	108,521	4,301,670
Accumulated deficit	(81,370,291)	(108,521)	(81,478,812)
Total stockholders’ deficit	(3,876,451)	(108,521)	(3,984,972)
Total liabilities and stockholders’ deficit	$316,698	$-	$316,698

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Condensed Statement of Operations

There was no effect on the Company’s results for the three months ended June 30, 2025. The effect on the six months ended June 30, 2025 was as follows:

Six Months Ended June 30, 2025	As Previously Reported	Adjustment	As Restated
Research and development	$197,234	$7,470	$204,704
Total operating expenses	1,757,572	7,470	1,765,042
Loss from operations	(1,757,572)	(7,470)	(1,765,042)
Net loss	(1,846,846)	(7,470)	(1,854,316)
Basic and diluted net loss per common share	$(0.01)	$-	$(0.01)

The weighted average number of common shares outstanding was not affected by the revision.

Condensed Statement of Stockholders’ Deficiency

2025 Comparative Period	As Previously Reported	Adjustment	As Restated
Accumulated deficit at December 31, 2024	$(78,700,943)	$(14,915)	$(78,715,858)
Total stockholders’ deficit at December 31, 2024	(2,443,831)	(14,915)	(2,458,746)
Net loss for the three months ended March 31, 2025	(1,531,659)	(7,470)	(1,539,129)
Accumulated deficit at March 31, 2025	(80,232,602)	(22,385)	(80,254,987)
Total stockholders’ deficit at March 31, 2025	(2,855,365)	(22,385)	(2,877,750)
Net loss for the three months ended June 30, 2025	(315,187)	—	(315,187)
Accumulated deficit at June 30, 2025	(80,547,789)	(22,385)	(80,570,174)
Total stockholders’ deficit at June 30, 2025	$(3,170,552)	$(22,385)	$(3,192,937)

Condensed Statement of Cash Flows

Six Months Ended June 30, 2025	As Previously Reported	Adjustment	As Restated
Net loss	$(1,846,846)	$(7,470)	$(1,854,316)
Increase in accounts payable and accrued expenses	125,534	7,470	133,004
Net cash used in operating activities	$(458,658)	$—	$(458,658)

The revision had no effect on net cash used in operating activities, net change in cash, or cash and cash equivalents at June 30, 2025.

Note 9. Subsequent Events

The Company has evaluated events from June 30, 2026, through the date whereupon the financial statements were issued and notes the following subsequent events:

The Company issued 1,100,000 shares of common stock to Alumni Capital under the Any Market Purchase Agreement for net proceeds of $44,946.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our financial condition and results of operations together with our condensed financial statements and related notes appearing elsewhere in this quarterly report on Form 10-Q. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under ‘Risk Factors’ in our annual report on Form 10-K for the fiscal year ended December 31, 2025, filed with SEC on April 15, 2026.

Company Overview

UHP develops, manufactures, and markets a patented hemostatic gauze for the healthcare and wound care sectors. Our gauze product, CelluSTAT®, is derived from cotton and designed to absorb exudate/drainage from superficial wounds and help control bleeding. We are in the process of seeking regulatory approval to sell our hemostatic gauze product line into the U.S. Class III human surgical markets.

Developments

We are continuing on our path to seek FDA Premarket Approval (PMA) for our CelluSTAT Hemostatic Gauze products to implement our business strategy.

In March 2024, we submitted a full application for Premarket Approval to the FDA. The FDA responded in June 2024 with a “Deficiencies Letter” listing approximately 40 specific comments and requests for additional information covering the device description, sterility & shelf life, clinical & performance testing, and biocompatibility sections of the PMA application.

From September 23 through October 4, 2024, the FDA conducted a Bioresearch Monitoring Program (BIMO) Inspection of our records and procedures relating to our 2018-19 clinical study, following which the FDA delivered its Inspectional Observations on Form 483.

On October 25, 2024, we submitted our response to the FDA’s observations. On March 24, 2025, the FDA issued a Warning Letter that described five violations of applicable regulations that occurred during the planning and execution of the 2018-19 clinical study. These violations included: 1) failure to submit an IDE application to the FDA and failure to obtain FDA approval prior to beginning an investigation for which FDA’s approval is required, 2) failure to ensure proper monitoring of the investigation, 3) failure to monitor and ensure clinical investigators’ compliance with the study protocol and failure to terminate investigator’s participation in the study following non-compliance, 4) failure to immediately conduct an evaluation of any unanticipated adverse device effects and failure to report results of such an evaluation to the FDA and to the appropriate IRB, and 5) failure to maintain accurate, complete, and current device shipment and disposition records.

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In response to the Warning Letter we conducted an analysis and investigation into root causes of these violations and developed Corrective and Preventative Actions (CAPAs) to address them, which we submitted to the FDA on April 14, 2025. In addition, we engaged an external monitor to review certain of the clinical data gathering during the clinical trial to report on the accuracy and reliability of the data, which we also submitted to the FDA in June and September 2025.

On December 10, 2025, the FDA issued a CAPA Assessment Letter that provided feedback on our response to the Warning Letter and our proposed CAPAs to address the violations that occurred during the 2019 study. In the letter, the FDA sought additional detail surrounding the Company’s 2018 correspondence with the WCG Institutional Review Board (IRB) regarding its approval of our clinical study, specifically relating to the FDA’s findings that the Company had modified certain FDA correspondence that it had presented to the IRB. In addition, FDA recommended that UHP conduct an audit of our processes, procedures and personnel (both internal and outside consultants) to ensure that the Company is able to ensure good clinical practices (GCP) when conducting a clinical study.

On January 5, 2026 we submitted to the FDA revised CAPAs and a proposal to conduct the recommended GCP Audit, and on February 16, 2026 submitted a report on our investigation of the 2018 IRB communications and a proposal for a third party monitor of our communications with the FDA and any IRB going forward to ensure the accuracy and regulatory compliance in these communications. On March 4, 2026 we held a Submission Issue Request (“SIR”) videoconference with the FDA to confirm their approval of our proposed collaboration with an established hemostatic device company wherein this company could serve as substitute Sponsor in a new pivotal IDE study of our CelluSTAT product, which the FDA did approve.

On March 6, 2026, the FDA communicated their approval of the external audit firm that we had proposed on February 16 to conduct a GCP Audit of our procedures, process and personnel. This audit is expected to be completed by the end of October 2026. On July 6, 2026, we approved a proposal by NAMSA, a global CRO specializing in medical devices, to serve as Sponsor in our planned clinical study. We are currently working with NAMSA to complete their diligence and assist in developing an Investigational Device Exemption (IDE) application that NAMSA will submit to the FDA.

The timing to resolve the FDA Warning Letter is uncertain and we may not proceed with a Premarket Approval application to the FDA until its resolution. However, following consultation with the FDA, NAMSA will serve as substitute Sponsor of a CelluSTAT study, with UHP having an exclusive Rights to Reference to the study data for inclusion in a future PMA application. This plan would allow the study to be conducted concurrently with our ongoing efforts to resolve the Warning Letter, including the above mentioned GCP Audit.

There can be no assurance that we will reach an agreement with any party to serve as Sponsor of such a study or that our planned PMA application will be approved.

Financing with Alumni Capital

On December 16, 2025, the Company entered into a Securities Purchase Agreement with Alumni Capital LP (“Alumni”), pursuant to which Alumni provided a loan to the Company in the amount of $289,267, evidenced by a convertible promissory note (the “Note”). The Company received net proceeds of $250,000. The Note bears no interest and matures on December 31, 2026. Subject to the terms of the Note, Alumni may convert any portion of the outstanding principal into shares of the Company’s common stock at an initial conversion price of $0.06039 per share, subject to certain adjustments. Alumni has agreed to limit its beneficial ownership of the Company’s common stock to less than 9.99% of the Company’s outstanding shares. In connection with the transaction, the Company entered into a registration rights agreement requiring the Company to register the resale of shares underlying the Note.

On the same date, the Company also entered into an Any Market Purchase Agreement (“AMPA”) with Alumni. Under the AMPA, the Company has the right, but not the obligation, to sell to Alumni up to an aggregate of $4,000,000 in value of the Company’s common stock from time to time through December 31, 2027, subject to the terms and conditions of the agreement. The purchase price of shares sold under the AMPA is based on a discount to the volume-weighted average price of the Company’s common stock over a specified trading period prior to each purchase notice. In connection with the AMPA, the Company issued Alumni a five-year warrant to purchase up to 3,484,321 shares of the Company’s common stock at an exercise price of $0.07462 per share.

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On January 30, 2026, the Company registered the resale of shares of the Company’s common stock issuable under the Note and the AMPA on a Form S-1 registration statement. On May 12, 2026, the Company filed a post-effective amendment to the registration statement which was declared effective on May 14, 2026.

 Our CelluSTAT Gauze Products

CelluSTAT Hemostatic Gauze (formerly branded as HemoStyp) is a natural substance created from chemically treated cellulose derived from cotton. It is an effective hemostatic agent registered with the FDA for superficial use under a 510(k) approval obtained in 2012 to help control bleeding from open wounds and body cavities. The CelluSTAT hemostatic material contains no chemical additives, thrombin, collagen or animal-derived products, and is hypoallergenic. When the product comes in contact with blood it expands slightly and quickly converts to a translucent gel that subsequently breaks down into cellulose and salts. Because of its benign impact on body tissue and the fact that it degrades to non-toxic end products, CelluSTAT does not impede the healing of body tissue as compared to certain competing hemostatic products.

CelluSTAT hemostatic gauze is a flexible, silk-like material that is applied by placing the gauze onto the bleeding tissue. The supple material can be easily folded and manipulated as needed to fit the size of the wound or incision. In surface bleeding and surgical situations, the product quickly converts to a translucent gel that allows the physician or surgeon to monitor the coagulation process. The gel maintains a neutral pH level which avoids damaging the surrounding tissue. In superficial bleeding situations, CelluSTAT can be bonded to an adhesive plastic bandage or integrated into a traditional gauze component to address a broad range of needs, including traumatic bleeding injuries and prolonged bleeding following hemodialysis.

Potential Target Markets

Our CelluSTAT material is currently cut to several sizes and configuration and marketed as CelluSTAT Gauze. While we have paused our commercial activities to focus on our Class III PMA application, our potential customer base includes, without limitation, the following:

•	Hospitals and Surgery Centers for all Internal Surgical usage (in the event we obtain FDA Class III approval)
•	Hospitals, Clinics and Physicians for external trauma
•	EMS, Fire Departments and other First Responders
•	Military Medical Care Providers
•	Hemodialysis centers
•	Nursing Homes and Assisted Living Facilities
•	Dental and Oral & Maxillofacial Surgery Offices
•	Veterinary hospitals

Primary Strategy

Our CelluSTAT technology received an FDA 510(k) approval in 2012 for use in external or superficial bleeding situations. However, the Class III human surgical markets, both domestic and international, represent the most attractive market for our technology due to the smaller number of competitors offering Class III approved hemostatic agents and the resulting premium pricing for products that can meet the demanding safety and effectiveness requirements of the human surgical environment. We believe that our extensive laboratory testing and our completed human trial indicate that the CelluSTAT technology could successfully compete against established Class III market participants, and could gain a significant market share.

In anticipation of receiving a Class III PMA (which cannot be assured), we are evaluating paths to rapidly develop and grow our revenue and profits in all target market segments, with the objective of maximizing shareholder value. We do not intend to pursue the full commercialization of our products independently nor to remain an independent company in the long term. Options under consideration include (i) a sale or merger of the Company with an industry leader in the wound care and surgical device sectors, which may include a pre-sale collaboration on commercialization and distribution and (ii) one or more commercial partnerships with established market participants, without any specific, associated sale or merger transaction.

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The Company has been contacted by several medical technology companies that are active in the surgical equipment and hemostatic products sectors, and who have expressed an interest in the Company’s products and business strategy. We continue to evaluate the potential commercial partnerships in anticipation of an FDA decision on our Class III PMA application. No assurances can be given that the Company will identify any commercialization candidate(s) or enter into a transaction.

Manufacturing and Packaging of our Products

The Company’s products will be manufactured to our specifications through a contract manufacturing arrangement with an FDA certified supplier that maintains stringent quality control protocols to assure the uniformity and quality of all of our gauze products. Information on the manufacturing process and our manufacturer’s facility has been submitted as part of our PMA submission. Our gauze products are cut to size, packaged and sterilized by service providers in the United States.

Patents and Trademarks

Our hemostatic gauze technology is protected through patents granted by the U.S. Patent and Trademark Office, which protection currently runs through 2029.

The Company has registered trademarks and trademark applications for the following product formats:

•	BooBoo Strips
•	HEMOSTYP
•	The Ultimate Bandage
•	HemoStrip
•	CelluSTAT
•	Nik Fix

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Results of Operations for the three months ending June 30, 2026 and 2025

The following table sets forth a summary of certain key financial information for the three months ended June 30, 2026 and 2025:

	For the Three Months Ended June 30,
	2026	2025

Revenue	$-	$-

Gross profit	$-	$-

Operating (expenses)	$(166,850)	$(268,356)

Operating (loss)	$(166,850)	$(268,356)

Other income (expense)	$(117,290)	$(46,831)

Net income (loss)	$(284,140)	$(315,187)

Net loss per common share - basic and diluted	$(0.00)	$(0.00)

Three Months ended June 30, 2026 versus Three Months ended June 30, 2025

Company had $0 of revenues during the three months ended June 30, 2026 and 2025. The Company did not generate any revenues in the current quarter due to the continued focus of the Company’s capital and resources towards obtaining a PMA.

Operating Expenses

Total operating expenses for the three months ended June 30, 2026 and 2025 were $166,850 and $268,356, respectively.

 The decrease in operating expenses was primarily due to a decrease of $77,131 in research and development expenses as the Company purchased fewer external lab testing services and a decrease in professional expenses of $23,751, as the Company terminated the services of certain consultants.

Other income (expense)

Other income (expense) for the three months ended June 30, 2026 and 2025 was $(117,290) and $(46,831), respectively. The increase in other expense was due to an increase in interest expense of $36,561 from the outstanding convertible notes and loan balances that are interest bearing and an increase in loss on derivative liabilities of $33,898.

Our net loss for the three months ended June 30, 2026 was $284,140 as compared to net loss of $315,187 for the comparable period of the prior year. The decrease in the net loss is due to the Company having a decrease in operating expenses of $101,506 offset by an increase in other expense of $70,459, as explained above.

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Results of Operations for the six months ending June 30, 2026 and 2025

The following table sets forth a summary of certain key financial information for the six months ended June 30, 2026 and 2025:

	For the Six Months Ended June 30,
	2026	2025

Revenue	$-	$-

Gross profit	$-	$-

Operating (expenses)	$(432,431)	$(1,765,042)

Operating (loss)	$(432,431)	$(1,765,042)

Other income (expense)	$(167,551)	$(89,274)

Net (loss)	$(599,982)	$(1,854,316)

Net loss per common share - basic and diluted	$(0.00)	$(0.01)

Six Months ended June 30, 2026 versus Six Months ended June 30, 2025

Company had $0 of revenues during the six months ended June 30, 2026 and 2025. The Company did not generate any revenues in the current quarter due to the continued focus of the Company’s capital and resources towards obtaining a PMA.

Operating Expenses

Total operating expenses for the six months ended June 30, 2026 and 2025 were $432,431 and $1,765,042, respectively.

The decrease in operating expenses was primarily due to a decrease of $1,120,125 in stock-based compensation due to the vesting of 4,725,000 RSUs, a decrease in consulting expenses of $123,215, as the Company terminated the services of certain consultants, and a decrease in research and development expenses of $188,290, as the company purchased fewer external lab testing services, offset by an increase in legal and professional services of $99,170 as the Company retained regulatory counsel to assist in correspondence with the FDA.

Other income (expense)

Other income (expense) for the six months ended June 30, 2026 and 2025 was $(167,551) and $(89,274), respectively. The increase in other expense was due to an increase in interest expense of $66,783 from the outstanding convertible notes and loan balances that are interest bearing and an increase in loss on derivative liabilities of $11,494.

Our net loss for the six months ended June 30, 2026 was $599,982 as compared to net loss of $1,854,316 for the comparable period of the prior year. The decrease in the net loss is due to the Company having a decrease in operating expenses of $1,332,611 and an increase in other expense of $78,277, as explained above.

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Financial Condition, Liquidity and Capital Resources

As of June 30, 2026, the Company had a negative working capital of $4,123,570. The Company has not yet attained a level of operations which will allow it to meet its current overhead expenses. The report of our independent registered public accounting firm on our 2025 financial statements includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The Company has been focusing its capital and resources towards seeking a Class III PMA for its CelluSTAT technology, and has funded its initial operations with private placements and unsecured loans from related parties. There can be no assurance that adequate financing will continue to be available to the Company and, if available, on terms that are favorable to the Company. Our ability to continue as a going concern is also dependent on many events outside of our direct control including, among other things, capital markets conditions, competing medical device product developments and the overall regulatory environment.

As discussed in Note 6 of the financial statements, the Company entered into a common stock purchase agreement (“CSPA”) with White Lion, which gives the Company the right, but not the obligation, to require White Lion to purchase up to $10,000,000 of the Company’s common stock, subject to certain limitations and conditions set forth in the CSPA. The Company received approximately $3.3 million in proceeds from the sale of shares under the CSPA which the Company used to pay for its operations and advance its Class III PMA application. White Lion’s commitment under the CSPA expired in October 2025. On December 16, 2025 we entered into an Any Markets Purchase Agreement (“AMPA”) with Alumni Capital, LP, which gives the Company the right, but not the obligation to require Alumni Capital to purchase up to $4,000,000 of the Company’s common stock, subject to certain limitations and conditions set forth in the AMPA. The sale of additional equity or convertible debt securities would be dilutive to our shareholders.

Cash Flows

The Company’s cash on hand at June 30, 2026 and December 31, 2025 was $24,495 and $65,249, respectively.

The following table summarizes selected items from our statements of cash flows for the six months ended June 30, 2026 and 2025:

	For the Six Months Ended June 30,
	2026	2025
Net cash used in operating activities	$(222,352)	$(458,658)
Net cash used in investing activities	-	-
Net cash provided by financing activities	181,598	290,000

Net increase (decrease) in cash and cash equivalents	$(40,754)	$(168,658)

Net Cash Used in Operating Activities

Net cash used in operating activities for the six months ended June 30, 2026 was $222,352. The Company had a net loss of $599,982, amortization of right-of-use asset of $583 and an increase in prepaid and other current assets of $26, offset by loss on derivative liabilities of $11,494, amortization expense of $2,025, amortization of debt discount $21,222, security deposit used for rent $2,850, an increase in accounts payable and accrued expenses of $194,423, an increase in accrued liabilities - related party of $54,925 and an increase in accrued compensation of $91,300.

Net cash used in operating activities for the six months ended June 30, 2025 was $458,658. The Company had a net loss of $1,854,316 and amortization of right-of-use asset of $110, offset by stock for services and compensation of $1,120,125, amortization expense of $2,025, an increase in accounts payable and accrued expenses of $133,004, an increase in accrued liabilities - related party of $43,462 and an increase in accrued compensation of $95,238. The Company also had a decrease in prepaid and other current assets of $1,914.

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Net Cash Used in Investing Activities

The Company did not have any investing activities during the six months ended June 30, 2026 and June 30, 2025.

 Net Cash Provided by Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2026 was $181,598. This was due to the result of the Company receiving proceeds of $96,250 from notes payable and $100,674 in proceeds from the sale of stock offset by repayments of notes payable of $15,326.

Net cash provided by financing activities for the six months ended June 30, 2025 was $290,000. This was due to the result of the Company receiving proceeds of $290,000 from convertible notes, receiving advances from related party of $20,000 offset by repayment of advances from related party of $20,000.

Off-Balance Sheet Arrangements

As of June 30, 2026, we have no off-balance sheet arrangements.

Critical Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States (“GAAP”) requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses in the financial statements and accompanying notes. Critical accounting estimates are those estimates made in accordance with GAAP that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on the financial condition or results of operations of the Company. Based on this definition, we have the critical accounting estimates identified below. We also have other key accounting policies, which involve the use of estimates, judgments, and assumptions that are significant to understanding our results which are found in Note 2 – Significant Accounting Policies of our 2025 Annual Report on Form 10-K and Note 2 – Significant Accounting Policies in the accompanying financial statements. Although we believe that our estimates, assumptions, and judgments are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates under different assumptions, judgments, or conditions.

Stock-Based Compensation

The Company accounts for stock-based compensation under the provisions of ASC 718, Compensation-Stock Compensation. Stock-based compensation expense for employees and non-employees is measured at the grant date fair value. Stock-based compensation for all stock-based awards to employees and directors is recognized as an expense over the requisite service period, which is generally the vesting period.

 Warrants

The Company accounts for common stock warrants in accordance with applicable accounting guidance provided in ASC 480 Distinguishing Liabilities from Equity and ASC 815 Derivatives and Hedging, as either derivative liabilities or as equity instruments depending on the specific terms of the warrant agreement. The warrants classified within equity are indexed to the Company’s common stock, provide for settlement in a fixed number of registered or unregistered shares for a fixed exercise price, and are freestanding equity instruments. Accordingly, they meet the criteria for equity classification under ASC 815-40 and are not subject to remeasurement in future periods. For warrants classified as equity instruments the Company applies the Black Scholes model and expenses the fair value as financing costs. For warrants classified as derivative financial instruments, the Company applies the Black Scholes model to value the warrants.

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Item 3. Quantitative and Qualitative Disclosures about Market Risk.

Not applicable

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

The Company is in the process of implementing disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934 (the ‘‘Exchange Act’’), that are designed to ensure that information required to be disclosed in the Company’s Exchange Act reports are recorded, processed, summarized, and reported within the time periods specified in rules and forms of the Securities and Exchange Commission, and that such information is accumulated and communicated to our Chief Executive Officer and Principal Financial Officer to allow timely decisions regarding required disclosure.

As of June 30, 2026, the Chief Executive Officer and the Principal Financial Officer carried out an assessment of the effectiveness of the design and operation of our disclosure controls and procedures and concluded that the Company’s disclosure controls and procedures were not effective.

Changes in Internal Control over Financial Reporting

During the quarter ended June 30, 2026, there were no changes in our system of internal controls over financial reporting.

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PART II – OTHER INFORMATION

Item 1. Legal Proceedings

None.

Item 1A. Risk Factors

Management does not believe there have been any material changes to the risk factors listed in Part I, “Item 1A, Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025. These risk factors should be carefully considered with the information provided elsewhere in this report, which could materially adversely affect our business, financial condition or results of operations.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

Rule 10b5-1 Trading Arrangements

During the quarter ended June 30, 2026, no director or officer of the Company adopted or terminated a “Rule 10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement” as each term is defined in Item 408(a) of Regulation S-K.

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Item 6. Exhibits

The following exhibits are filed with this report, or incorporated by reference as noted:

3.1	Articles of Incorporation of the Company dated February 28, 1997 (1)

3.2	Amendment to Articles of Incorporation (1)

3.3	By-laws of the Company (1)

3.4	August 2015 Amendment to Articles of Incorporation (2)

31.1	Certification of Principal Executive Officer*

31.2	Certification of Principal Financial Officer*

32.1	Section 1350 Certificate by Principal Executive Officer*

32.2	Section 1350 Certificate by Principal Financial Officer*

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

___________

* Filed herewith.

(1)	Incorporated by reference to the Company’s Form 10-Q for the quarter ended September 30, 2014.

(2)	Incorporated by reference to Form 8-K dated August 7, 2015 – date of earliest event filed on August 10, 2015.

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SIGNATURES

Pursuant to the requirements Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNITED HEALTH PRODUCTS, INC.

Dated: August 14, 2026	By:	/s/ Brian Thom
Brian Thom
Principal Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signatures		Title	Date

By:	/s/ Brian Thom		August 14, 2026
	Brian Thom	Chief Executive Officer, Principal Executive and Financial Officer and Director

By:	/s/ Robert Denser	Director	August 14, 2026
Robert Denser

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